================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 2)

                              IXL ENTERPRISES, INC.

                                (Name of Issuer)

 COMMON STOCK, $.01 PAR VALUE                            450718 10 1
(Title of class of securities)                          (CUSIP number)

                              NANCY E. BARTON, ESQ.
                      GENERAL ELECTRIC CAPITAL CORPORATION
                               260 LONG RIDGE ROAD
                           STAMFORD, CONNECTICUT 06927
                                 (203) 357-4000
(Name, address and telephone number of person authorized to receive notices and communications)

                                 APRIL 10, 2000
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 22 Pages)

================================================================================

NY2:\890125\02\47660.1655

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 2 of 22
---------------------------- ----------------------------------------              -------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GE CAPITAL EQUITY INVESTMENTS, INC.
                    I.R.S. IDENTIFICATION NOS.                                     06-1268495
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          3,496,299 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     3,496,299 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       3,496,299 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          4.7%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------


                                       2



---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 3 of 22
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GENERAL ELECTRIC CAPITAL CORPORATION
                    I.R.S. IDENTIFICATION NOS.                                     13-1500700
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             NEW YORK

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            2,704,159 (SEE ITEM 5)
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          3,933,337
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       2,704,159 (SEE ITEM 5)
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     3,933,337

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       6,637,496 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          8.9%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------


                                       3

---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 4 of 22
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         GENERAL ELECTRIC CAPITAL SERVICES, INC.
                    S.S. OR I.R.S. IDENTIFICATION NO.                              06-1109503
                    OF ABOVE PERSON:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            DISCLAIMED (SEE 11 BELOW)
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          DISCLAIMED (SEE 11 BELOW)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       DISCLAIMED (SEE 11 BELOW)
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     DISCLAIMED (SEE 11 BELOW)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       BENEFICIAL OWNERSHIP OF ALL SHARES DISCLAIMED BY
                                                                                   GENERAL ELECTRIC CAPITAL SERVICES, INC.
------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          NOT APPLICABLE
                                                                                                                 (SEE 11 ABOVE)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------


                                       4



---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 5 of 22
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY
                    I.R.S. IDENTIFICATION NOS.                                     91-6027719
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          437,038 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     437,038 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       437,038 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .61%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------


                                       5



---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 6 of 22
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GNA CORPORATION
                    I.R.S. IDENTIFICATION NOS.                                     91-1277112
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             WASHINGTON

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          437,038 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     437,038 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       437,038 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]


------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .61%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------


                                       6



---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 7 of 22
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GE FINANCIAL ASSURANCE HOLDINGS, INC.
                    I.R.S. IDENTIFICATION NOS.                                     54-1829180
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               WC

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          437,038 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     437,038 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       437,038 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .61%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------


                                       7



---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 8 of 22
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         TRUSTEES OF GENERAL ELECTRIC PENSION TRUST
                    S.S. OR I.R.S. IDENTIFICATION NO.                              14-6015763
                    OF ABOVE PERSON:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               00

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             NEW YORK

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          374,075 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     374,075 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       374,075 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .52%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         EP

------------------- ------------------------------------------------- --------------------------------------------------------------


                                       8



---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 9 of 22
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       GE ASSET MANAGEMENT INCORPORATED, AS INVESTMENT
                                                                      MANAGER OF GEPT (AS DEFINED BELOW)
                    I.R.S. IDENTIFICATION NOS.                                     22-2152310
                    OF ABOVE PERSONS:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             DELAWARE

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            0
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          374,075 (SEE ITEM 5)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       0
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     374,075 (SEE ITEM 5)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       374,075 (SEE ITEM 5)

------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          .52%
                                                                                                                 (SEE ITEM 5)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         IA, CO

------------------- ------------------------------------------------- --------------------------------------------------------------


                                       9



---------------------------- ----------------------------------------              -------------------------------------------------
CUSIP No.                    450718 10 1                                  13D                        Page 10 of 22
---------------------------- ----------------------------------------              -------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------- ------------------------------------------------- --------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         GENERAL ELECTRIC COMPANY
                    S.S. OR I.R.S. IDENTIFICATION NO.                              14-0689340
                    OF ABOVE PERSON:
------------------- -------------------------------------------------------------------------------------------- -------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------ ---------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               NOT APPLICABLE

------------------- -------------------------------------------------------------------------------------------- -------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [X]
------------------- ------------------------------------------------- --------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             NEW YORK

---------------------------- ------- --------------------------------------------- -------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            DISCLAIMED (SEE 11 BELOW)
          SHARES
                             ------- --------------------------------------------- -------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          DISCLAIMED (SEE 11 BELOW)
         OWNED BY
                             ------- --------------------------------------------- -------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       DISCLAIMED (SEE 11 BELOW)
         REPORTING
                             ------- --------------------------------------------- -------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     DISCLAIMED (SEE 11 BELOW)

------------------- -------------------------------------------------------------- -------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       BENEFICIAL OWNERSHIP OF ALL SHARES DISCLAIMED BY
                                                                                   GENERAL ELECTRIC COMPANY
------------------- -------------------------------------------------------------------------------------------- -------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- -------------------------------------------------------------------------------------------- -------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          NOT APPLICABLE
                                                                                                                 (SEE 11 ABOVE)
------------------- ------------------------------------------------- --------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ------------------------------------------------- --------------------------------------------------------------

           This statement constitutes Amendment No. 2 to the Statement on
Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission by GE Capital Equity Investments, Inc., a Delaware corporation ("GECEII"), General Electric Capital Corporation, a New York corporation ("GE Capital"), General Electric Capital Services, Inc., a Delaware corporation ("GECS"), General Electric Capital Assurance Company, a Delaware corporation ("GECAC"), GNA Corporation, a Washington corporation ("GNA"), GE Financial Assurance Holdings, Inc., a Delaware corporation ("GEFAH"), Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), and General Electric Company, a New York corporation ("GE"), with respect to the Common Stock, par value $.01 per share ("Common Stock"), of iXL Enterprises, Inc., a Delaware corporation (the "Company"). On March 31, 2000, General Electric Investment Corporation ("GEIC"), a former reporting person, merged into GE Asset Management Incorporated, a Delaware corporation ("GEAMI"). Accordingly, this Statement constitutes the initial filing for GEAMI.


ITEM 2. IDENTITY AND BACKGROUND.

           GEAMI is a wholly owned subsidiary of GE. The principal executive office of GEAMI is 3003 Summer Street, Stamford, Connecticut 06904.

           The executive officers and directors of GEAMI are the same as the executive officers and directors of GEIC. For information with respect to the identity and background of such persons, see Schedule VII attached to the initial Schedule 13D.

           The information contained in Item 2 of the initial Schedule 13D is incorporated herein by reference.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

           (a) As of April 10, 2000, the reporting persons beneficially owned the following shares of Common Stock (percentages are based on the number of outstanding shares of Common Stock as reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 1999):

           (1) GECEII directly owns 3,496,299 shares of Common Stock, including 2,500,000 shares of Common Stock issuable upon the exercise of warrants which are exercisable within 60 days. The 3,496,299 shares represent approximately 4.7% of the 74,374,234 outstanding shares of Common Stock (including, for purposes of this paragraph, 2,500,000 shares of Common Stock which are issuable upon the exercise of warrants owned by GECEII which are exercisable within 60 days).

           (2) GECAC directly owns 437,038 shares of Common Stock. The 437,038 shares represent approximately .61% of the 71,874,234 outstanding shares of Common Stock.

           (3) By virtue of it being the owner of all of the outstanding shares of GECAC, GNA is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GECAC.

           (4) By virtue of it being the owner of all of the outstanding shares of GNA, GFAH is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GNA.

           (5) GE Capital directly owns 2,704,159 shares of Common Stock, including 500,000 shares issuable upon the exercise of currently exercisable warrants. The 2,704,159 shares represent approximately 3.7% of the 72,551,734 outstanding shares of Common Stock (including, for purposes of this paragraph, 500,000 shares of Common Stock which are issuable upon the exercise of currently exercisable warrants owned by GE Capital). By virtue of it being of the owner of all of the outstanding shares of GECEII and GFAH, GE Capital is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GECEII and GFAH.

           (6) GEPT directly owns 374,075 shares of Common Stock. The 374,075 shares represent approximately .52% of the 71,874,234 outstanding shares of Common Stock.

           (7) By virtue of it being the Investment Manager of GEPT, GEAMI is for the purposes of this Schedule 13D, a beneficial owner of all of the shares of Common Stock beneficially owned by GEPT.

           (8) GECS and GE disclaim beneficial ownership of all shares of Common Stock beneficially owned by the other reporting persons. Neither the filing of this Schedule 13D nor anything contained herein is intended as, or should be construed as, an admission that GECS or GE is the "beneficial owner" of any shares of Common Stock beneficially owned by the other reporting persons.

           Except as disclosed in this Item 5(a) and in Item 3 above, none of GECEII, GE Capital, GECS, GECAC, GNA, GFAH, GEPT, GEAMI, GE, nor, to the best of their knowledge, any of their executive officers and directors, beneficially owns any securities of the Company or presently has a right to acquire any securities of the Company.

           (b) The response of each reporting person to Item 7 through 11 of the cover pages of this Schedule 13D relating to beneficial ownership of the shares of Common Stock are incorporated herein by reference.

           (c) Warrants to purchase 1,500,000 shares of Common Stock held by GECEII will become exercisable on June 8, 2000. Accordingly, as of April 10, 2000, such warrants are exercisable within 60 days and the shares of Common Stock issuable upon the exercise of such warrants are deemed to be beneficially owned by GECEII.

           Except as set forth above, none of GECEII, GE Capital, GECS, GECAC, GNA, GFAH, GEPT, GEAMI, GE, nor, to the best of their knowledge, any person identified on Schedules I through IX, has effected any transaction in any securities of the Company during the past 60 days.

            (d)   Not applicable.

            (e)   Not applicable.

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          GE CAPITAL EQUITY INVESTMENTS, INC.


                                          By: /s/ Michael E. Pralle
                                             -----------------------------
                                              Name: Michael E. Pralle
                                              Title: President

                                          Dated: April 13, 2000

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          GENERAL ELECTRIC CAPITAL CORPORATION


                                          By: /s/ Michael E. Pralle
                                             -----------------------------
                                              Name: Michael E. Pralle
                                              Title: Senior Vice President

                                          Dated: April 13, 2000

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                          By: /s/ Michael E. Pralle
                                             -----------------------------
                                              Name: Michael E. Pralle
                                              Title: Attorney-in-Fact

                                          Dated: April 13, 2000


* Power of attorney, dated as of April 30, 1998, by General Electric Capital Services, Inc., is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 25, 1999 by GE Capital Equity Investments, Inc.

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     GENERAL ELECTRIC CAPITAL ASSURANCE
                                     COMPANY


                                     By: /s/ Leon E. Roday
                                         ---------------------------------
                                         Name:  Leon E. Roday
                                         Title: Executive Vice President and
                                                General Counsel

                                     Dated: April 13, 2000

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     GNA CORPORATION


                                     By: /s/ Leon E. Roday
                                         ---------------------------------
                                         Name:  Leon E. Roday
                                         Title: Executive Vice President,
                                                General Counsel and Secretary

                                     Dated: April 13, 2000

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     GE FINANCIAL ASSURANCE HOLDINGS, INC.


                                     By: /s/ Leon E. Roday
                                         ---------------------------------
                                         Name:  Leon E. Roday
                                         Title: Executive Vice President,
                                                General Counsel and Secretary

                                     Dated: April 13, 2000

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    GENERAL ELECTRIC PENSION TRUST


                                    By: GE Asset Management Incorporated, its
                                        Investment Manager


                                    By: /s/ Michael M. Pastore
                                       ---------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President

                                    Dated: April 13, 2000

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    GE ASSET MANAGEMENT INCORPORATED


                                    By: /s/ Michael M. Pastore
                                       ---------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President

                                    Dated: April 13, 2000

                                    SIGNATURE
                                    ---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          GENERAL ELECTRIC COMPANY


                                          By: /s/ Michael E. Pralle
                                             -----------------------------
                                              Name: Michael E. Pralle
                                              Title: Attorney-in-Fact

                                          Dated: April 13, 2000


* Power of attorney, dated as of April 30, 1998, by General Electric Company is hereby incorporated by reference to Schedule 13D for Telescan, Inc., filed January 25, 1999 by GE Capital Equity Investments, Inc.